--------------------------------------------------------------------------------

                                MERGER AGREEMENT

                                  by and among

                              Envirokare Tech, Inc.

                                       and

                           Envirokare Composite Corp.,

                                on the one hand,

                                       and

                     Thermoplastic Composite Designs, Inc.,

                                 Dale Polk, Sr.

                                       and

                                 Dale Polk, Jr.

                                on the other hand


--------------------------------------------------------------------------------

                                 March 30, 2001


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

                                Table of Contents

ARTICLE I             PLAN OF REORGANIZATION........................................................1

     Section 1.1      The Merger....................................................................1
     Section 1.2      Effect of the Merger..........................................................1
     Section 1.3      Effective Time of the Merger..................................................2
     Section 1.4      Charter; Bylaws; Directors and Officers.......................................2
     Section 1.5      Tax Consequences..............................................................2
     Section 1.6      The Closing...................................................................2
     Section 1.7      Parent Option.................................................................3
     Section 1.8      Further Assurances............................................................3

ARTICLE II            CONVERSION AND EXCHANGE OF SHARES.............................................4

     Section 2.1      Conversion and Exchange of Shares.............................................4
     Section 2.2      Stock Option, Warrants, Etc...................................................4
     Section 2.3      Surrender and Exchange of Shares; Payment of Merger Consideration.............4
     Section 2.4      Closing of Stock Transfer Books...............................................4

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF TCD AND THE SHAREHOLDERS....................5

     Section 3.1      Organization of TCD...........................................................5
     Section 3.2      Authorization.................................................................5
     Section 3.3      Capitalization; Shares; Title.................................................5
     Section 3.4      No Violations.................................................................6
     Section 3.5      Consents......................................................................6
     Section 3.6      Litigation....................................................................6
     Section 3.7      Compliance with Law; Permits..................................................7
     Section 3.8      Financial Statements; Undisclosed Liabilities.................................7
     Section 3.9      Receivables...................................................................7
     Section 3.10     Inventory.....................................................................8
     Section 3.11     Taxes.........................................................................8
     Section 3.12     Contracts....................................................................10
     Section 3.13     Insurance....................................................................10
     Section 3.14     Intellectual Property........................................................11
     Section 3.15     Personal Property............................................................11
     Section 3.16     Real Property................................................................11
     Section 3.17     Environmental Matters........................................................12
     Section 3.18     Employee Benefits Matters....................................................13
     Section 3.19     Employment Matters...........................................................14
     Section 3.20     Customers and Suppliers......................................................14
     Section 3.21     Product Claims...............................................................14
     Section 3.22     No Material Adverse Change...................................................14
     Section 3.23     Bank Accounts................................................................14
     Section 3.24     Full Disclosure..............................................................14
     Section 3.25     Continuity of Business Enterprise............................................15
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                               Table of Contents

     Section 3.26     Brokers and Finders..........................................................15
     Section 3.27     Independent Tax Counsel......................................................15
     Section 3.28     Investment Representations...................................................15

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................16

     Section 4.1      Organization of Parent and Merger Sub........................................16
     Section 4.2      Authorization of Parent......................................................16
     Section 4.3      No Violations................................................................16
     Section 4.4      Governmental Consents........................................................17
     Section 4.5      Brokers and Finders..........................................................17
     Section 4.6      SEC Reports and Financial Statements.........................................17
     Section 4.7      Parent Board Approval........................................................17

ARTICLE V             COVENANTS AND OTHER AGREEMENTS OF THE PARTIES................................18

     Section 5.1      Conduct of Business of TCD Pending the Closing...............................18
     Section 5.2      Investigation................................................................19
     Section 5.3      License Agreement............................................................20
     Section 5.4      Installation of Production Systems...........................................20
     Section 5.5      Employment Agreements........................................................20
     Section 5.6      Warrant......................................................................21
     Section 5.7      Delivery of Disclosure Schedules.............................................21
     Section 5.8      Commercially Reasonable Efforts; Agreement to Cooperate; Further Assurances..21
     Section 5.9      No Public Announcement.......................................................21
     Section 5.10     Notice of Developments.......................................................22
     Section 5.11     Expenses.....................................................................22
     Section 5.12     Tax Matters..................................................................22

ARTICLE VI            REGISTRATION RIGHTS..........................................................23

     Section 6.1      Demand Registration..........................................................23
     Section 6.2      Registration Statement Form..................................................23
     Section 6.3      Expenses.....................................................................23
     Section 6.4      Effective Registration Statement.............................................23
     Section 6.5      Registration Procedures......................................................23
     Section 6.6      Information..................................................................24
     Section 6.7      Limitations..................................................................24

ARTICLE VII           CONDITIONS TO THE CLOSINGS...................................................25

     Section 7.1      Conditions to the Obligations of Parent and Merger Sub.......................25
     Section 7.2      Conditions to the Obligation of TCD and the Shareholders.....................26


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

                               Table of Contents

ARTICLE VIII          TERMINATION..................................................................26

     Section 8.1      Termination..................................................................26
     Section 8.2      Effect of Termination........................................................27

ARTICLE IX            INDEMNIFICATION..............................................................28

     Section 9.1      Survival.....................................................................28
     Section 9.2      Indemnification by TCD and the Shareholders..................................28
     Section 9.3      Indemnification by Parent and Merger Sub.....................................29
     Section 9.4      Indemnification Procedures...................................................29
     Section 9.5      Exclusive Remedy.............................................................31

ARTICLE X             MISCELLANEOUS................................................................31

     Section 10.1     Amendment, Modification and Waiver...........................................31
     Section 10.2     Entire Agreement.............................................................31
     Section 10.3     Notices......................................................................31
     Section 10.4     Governing Law; Jurisdiction..................................................31
     Section 10.5     Headings.....................................................................32
     Section 10.6     Assignment; Binding Agreement................................................32
     Section 10.7     Third Party Beneficiaries....................................................32
     Section 10.8     Legal Representation.........................................................32
     Section 10.9     Specific Performance.........................................................32
     Section 10.10    Severability.................................................................32
     Section 10.11    Counterparts.................................................................33

List of Schedules

   Schedule 1.4       Initial Officers of the Surviving Corporation
   Schedule 2.3       Allocation of Merger Consideration
   Schedule 3.5       Governmental Consents
   Schedule 3.8       Financial Statements
   Schedule 3.12      Contracts
   Schedule 3.13      Insurance
   Schedule 3.14      Intellectual Property
   Schedule 3.15      Personal Property
   Schedule 3.16      Real Property
   Schedule 3.17      Environmental Matters
   Schedule 3.18      Employment Matters
   Schedule 3.20      Customers and Suppliers
   Schedule 3.21      Product Claims
   Schedule 3.23      Bank Accounts
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                               Table of Contents

                                List of Exhibits

   Exhibit 5.3        License Agreement
   Exhibit 5.5(a)     Form of Employment Agreement for Dale Polk Jr.
   Exhibit 5.5(b)     Form of Employment Agreement for Donald Polk
   Exhibit 5.6        Warrant
   Exhibit 8.2(a)     Terms of Shareholders Agreement



                                MERGER AGREEMENT

     MERGER AGREEMENT dated as of March 30, 2001 ("Agreement"), by and among, Envirokare Tech, Inc., a Nevada corporation ("Parent"), and Envirokare Composite Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), on the one hand, and Thermoplastic Composite Designs, Inc., a Florida corporation ("TCD"), Dale Polk, Sr., an individual ("Polk Sr."), and Dale Polk, Jr., an individual ("Polk Jr." and, together with Polk Sr., the "Shareholders"), on the other hand.

                              W I T N E S S E T H:

     WHEREAS, Parent, Merger Sub, TCD and the Shareholders desire that TCD merge with and into Merger Sub (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Florida Business Corporation Act ("FBCA"), with the result that Merger Sub shall continue as the surviving corporation and the separate existence of TCD (except as it may be continued by operation of law) shall cease;

     WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding shares of common stock, $.01 par value per share, of TCD ("TCD Shares");

     WHEREAS, Parent, Merger Sub, TCD and the Shareholders intend that the merger of TCD with and into Merger Sub qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                             PLAN OF REORGANIZATION

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), in accordance with this Agreement, the DGCL and the FBCA, TCD shall be merged with and into Merger Sub (the "Merger"), the separate existence of TCD (except as it may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of TCD and Merger Sub (collectively, the "Constituent Corporations") shall vest in the Surviving Corporation and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing with (a) the Secretary of State of the State of Delaware of a properly executed Certificate of Merger (the "Delaware Certificate of Merger") and (b) the Secretary of State of the State of Florida of a properly executed Certificate of Merger (the "Florida Certificate of Merger") in each case on the Closing Date (as defined in Section 1.6)(the date of such filings being the "Effective Time").

     Section 1.4 Charter; Bylaws; Directors and Officers. The Certificate of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Certificate of Incorporation of Merger Sub until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL. The initial directors of the Surviving Corporation shall be Polk Jr. and each individual serving as a director of Parent on the Effective Date, in each case until their respective successors are duly elected and qualified. The initial officers of the Surviving Corporation shall be as set forth on Schedule 1.4, in each case until their respective successors are duly elected and qualified.

     Section 1.5 Tax Consequences. It is intended that the Merger shall constitute a tax-free reorganization described in Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. The parties shall treat the transactions contemplated hereby consistently with such intention.

     Section 1.6 The Closing.

     (a) The consummation of the Merger and the other transactions contemplated by this agreement (the "Closing") shall take place at the offices of counsel to Parent and Merger Sub, Jenkens & Gilchrist Parker Chapin LLP, at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, at 10:00 a.m., local time (or at such other date, time or place as may be agreed to in writing by the parties hereto) on the date that is either (i) five (5) business days after the first date on which the Market Price (as defined in this Section 1.6) of the common stock, $.001 par value per share, of Parent (the "Parent Shares") is at or above $5.00 a share and to the extent such condition shall occur on or prior to the thirty (30) month period immediately succeeding the date hereof or (ii) ten (10) business days after the date on which Parent has exercised its option pursuant to Section 1.7 hereof, provided, that in either case all of the conditions to Closing set forth in Section 6 have been satisfied or waived (the "Closing Date").

     (b) For purposes of this Agreement, "Market Price" shall mean the average of the reported closing bid and asked prices on the on the over-the-counter bulletin board electronic quotation system maintained by the National Association of Securities Dealers, Inc., or any principal national securities exchange on which the security is listed or admitted to trading, or, in the absence or either, as determined by Parent's Board of Directors in its good faith discretion.

     Section 1.7 Parent Option.

     (a) TCD and the Shareholders hereby grant to Parent (and its nominees) an irrevocable option to cause the Merger to be consummated, exercisable only as provided in this Section 1.7 (the "Parent Option"). In the event that the Merger Shares (as defined in Section 2.1) shall not attain an aggregate Market Price of Fifteen Million Dollars ($15,000,000), on or prior to the date that is thirty
(30) months from the date hereof (the "Peg Date"), then on the Peg Date and for a period of ten (10) days thereafter (the "Option Election Period"), Parent shall have the right to exercise the Parent Option by delivering written notice (the "Option Notice") to TCD and the Shareholders stating that it is exercising the Parent Option. If Parent shall exercise the Parent Option, the Closing of the Merger shall take place as set forth in Section 1.6(a)(ii).

     (b) If Parent shall exercise the Parent Option, then Parent shall pay to the Shareholders, in addition to the Merger Shares, the difference between $15,000,000 and the aggregate Option Market Price (as defined in this Section 1.7) of the Merger Shares (the "Deferred Payment"), payable on the date that is six (6) months from the date the Option Notice was delivered to TCD and the Shareholders, or such other date that shall be mutually agreed to by the Parent, on the one hand, and TCD and the Shareholders, on the other hand (the "Deferred Payment Date"). Such Deferred Payment shall be paid to the Shareholders, in Parent's sole and absolute discretion, (i) in cash either by wire transfer of immediately available funds to the account(s) provided to Parent by the Shareholders at least five (5) days prior to the Deferred Payment Date or by bank check, (ii) in additional Parent Shares valued at the Option Market Price or (iii) in any combination of cash and additional Parent Shares as provided in clauses (i) and (ii) above; provided, however, that the amount of the Deferred Payment paid to the Shareholders in cash shall not exceed $7,500,000. The Deferred Payment shall be allocated to each Shareholder as set forth on Schedule 1.7.

     (c) If Parent shall exercise the Parent Option, on the Deferred Payment Date, in addition to the Deferred Payment, Parent shall provide to the Shareholders a written notice setting forth in reasonable detail the calculation of the Deferred Payment, including the Option Market Price of the Merger Shares.

     (d) For purposes of this Section 1.7, the "Option Market Price" shall mean the average of the reported closing bid and asked prices, during the eight week period immediately prior to the Deferred Payment Date, on the on the over-the-counter bulletin board electronic quotation system maintained by the National Association of Securities Dealers, Inc., or any principal national securities exchange on which the security is listed or admitted to trading, or, in the absence or either, as determined by Parent's Board of Directors in its good faith discretion.

     Section 1.8 Further Assurances. On and after the Effective Time, the Shareholders will from time to time, at the Surviving Corporation's request, promptly execute such instruments and take such other actions as the Surviving Corporation may reasonably request to vest, perform or confirm, of record or otherwise, in the Surviving Corporation, its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub, or otherwise to evidence or implement the transactions contemplated by this Agreement.

                                   ARTICLE II

                       CONVERSION AND EXCHANGE OF SHARES.

     Section 2.1 Conversion and Exchange of Shares. By virtue of the Merger and without any action on the part of the holders of capital stock of Merger Sub, at and as of the Effective Time, all outstanding shares of capital stock of TCD shall be converted and exchanged for the right to receive, in the aggregate, Three Million (3,000,000) Parent Shares, which such Parent Shares shall be unregistered (the "Merger Shares" and together with the Cash Payment, if any, the "Merger Consideration").

     Section 2.2 Stock Option, Warrants, Etc. At the Effective Time, each outstanding stock option, warrant or other right to purchase any capital stock of TCD shall, whether or not then exercisable or vested, be canceled and no capital stock of Parent or Merger Sub, cash or other consideration shall be paid or delivered in exchange therefor.

     Section 2.3 Surrender and Exchange of Shares; Payment of Merger Consideration.

     (a) At the Effective Time, the Shareholders shall surrender all outstanding certificates, which prior thereto represented TCD Shares, to Parent or its agent (and, if to such agent, in accordance with such agent's standard procedure), and each Shareholder shall be entitled, if such Shareholder complies with this
Section 2.3(a), upon such surrender to receive in exchange therefor, without cost to it, the number of Parent Shares set forth opposite such Shareholder's name on Schedule 2.3, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be canceled by Parent.

     (b) At the Effective Time, upon the surrender for cancellation of the certificates representing all the outstanding shares of the capital stock of TCD pursuant to paragraph (a) above, Parent or its agent shall deliver to the Shareholders the number of issued and outstanding Parent Shares set forth opposite such Shareholder's name on Schedule 2.3, represented by a stock certificate (i) registered in the name of such Shareholder evidencing said number of Parent Shares and (ii) bearing the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND UNDER SUCH STATE SECURITIES OR BLUE SKY LAWS.

     Section 2.4 Closing of Stock Transfer Books. On and after the Effective Time there shall be no transfers on the stock transfer books of Parent or Merger Sub of shares of capital stock of TCD that were issued and outstanding immediately prior to the Effective Time.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                            TCD AND THE SHAREHOLDERS

     Each of TCD and the Shareholders, jointly and severally, represents and warrants to Parent and Merger Sub, as follows:

     Section 3.1 Organization of TCD. TCD is a corporation duly organized and validly existing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted and as proposed to be conducted. TCD is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. TCD has no direct or indirect subsidiaries and does not have (or possess any options or other rights to acquire) any direct or indirect ownership interests in any business, corporation, partnership, limited liability company, association joint venture, trust or other entity. A true, complete and correct copy of each of the Articles of Incorporation and the Bylaws of TCD as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Parent.

     Section 3.2 Authorization. The execution and delivery by TCD and the Shareholders of this Agreement and each of the agreements, documents and instruments to be executed and delivered by them pursuant hereto (collectively, the "TCD Documents"), the performance by TCD and the Shareholders of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of TCD (including, but not limited to, the consent of its shareholders and directors) and TCD and the Shareholders have all necessary power, authority and capacity, as the case may be, with respect thereto. Subject to the receipt of any necessary approvals of any Governmental Entity (as defined in Section 3.5), this Agreement is, and when executed and delivered, each of the TCD Documents will be, valid and binding obligations of TCD and the Shareholders, as the case may be, enforceable against TCD and the Shareholders, as applicable, in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors, rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3 Capitalization; Shares; Title.

     (a) The TCD Shares constitute all of the issued and outstanding capital stock in TCD, all of which are owned by the Shareholders. Each of the TCD Shares has been duly authorized, validly issued and is fully paid and non-assessable. Except for the transactions contemplated by this Agreement, there are no outstanding rights, commitments or agreements of any kind to which TCD or any Shareholder is a party or by which TCD or any Shareholder is bound relating to any (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating TCD or any

Shareholder to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in TCD or securities convertible into or exchangeable for such shares or equity interests,
(ii) contractual obligations of TCD to repurchase, redeem or otherwise acquire any capital stock or equity interest of TCD or (iii) voting trusts, proxies or similar agreements to which TCD or any Shareholder is a party with respect to the voting of the capital stock of TCD.

     (b) Immediately prior to the Closing Date, each of the Shareholders shall have good and marketable title to the TCD Shares, free and clear of any mortgage, pledge, lien, charge, security interest, adverse claim within the meaning of Section 8-102(a)(1) of the Uniform Commercial Code, restriction of any kind affecting title or encumbering property, real or personal, tangible or intangible, or encumbrances of any nature whatsoever (collectively, "Liens").

     Section 3.4 No Violations. Neither the execution and delivery of this Agreement or TCD Documents by TCD and the Shareholders, to the extent that they are parties thereto, nor the consummation by TCD and the Shareholders of the transactions contemplated hereby and thereby, as applicable, will: (a) violate, conflict with or result in any breach of any the provision of the Articles of Incorporation or the Bylaws of TCD; (b) subject any Permit (as defined in Section 3.7) to suspension, modification or revocation; (c) violate or conflict with any Laws (as defined in Section 3.7); or (d) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or give rise to any right of termination, modification, cancellation or acceleration or result in the imposition of any Lien upon any of the assets of TCD under any agreement, contract, note, bond, mortgage, franchise, permit, loan, lease, license, guarantee, understanding, commitment, obligation or other arrangement (written or oral) of any kind to which TCD is a party or by which TCD or any of its properties or assets may be bound.

     Section 3.5 Consents. Except as set forth in Schedule 3.5 hereto, no consent, permit, license, order, appointment, franchise, certificate, approval or authorization of, or registration, declaration or filing with (i) any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), or
(ii) any other Person, is required by the Shareholders or TCD in connection with the execution, delivery and performance of this Agreement and the TCD Documents, including, without limitation, the Merger.

     Section 3.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of TCD and the Shareholders, threatened, nor are there any inquiries, investigations or reviews pending or, to the knowledge of TCD or the Shareholders, threatened, against, relating to or affecting TCD and the Shareholders, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect (as defined in this Section 3.6), nor is TCD or the Shareholders subject to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal having such Material Adverse Effect. There are no, and to the knowledge of TCD and the Shareholders, there are no grounds for any, complaints or sanctions against TCD or its management by any clients or customers of TCD. For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to any person, business, corporation, partnership, limited liability company, association joint venture, trust or other entity (each, a "Person"), a material adverse effect on (i) the validity or enforceability of this Agreement
(ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, properties, assets or liabilities, prospects, financial condition or results of operation of such Person, taken as a whole

     Section 3.7 Compliance with Law; Permits. TCD (i) has complied in all respects with all laws, common laws, rules, regulations, ordinances, codes, statutes, judgments, injunctions, orders, decrees, permits, policies and other requirements of any Governmental Entity applicable to TCD or its business, or by which any of TCD's properties or assets may be bound ("Laws"); (ii) has all consents, permits, licenses, orders, appointments, franchises, certificates, approvals, authorizations and registrations issued by any Governmental Entity which are necessary for the conduct of the Business ("Permits"); and (iii) is not in default with respect to any order, rule, writ, judgment, award, injunction or decree of any Governmental Entity or arbitral tribunal, applicable to TCD, its business or any of its assets, properties or operations, except to the extent any such noncompliance, failure to have or default shall not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.8 Financial Statements; Undisclosed Liabilities.

     (a) Attached hereto as Schedule 3.8 is a true, complete and correct copy of the following financial statements of TCD (collectively, the "Financial Statements"):

          (i) the balance sheet of TCD as at December 31 in each of the years 1999 through 2000, and the related statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended;

          (ii) the balance sheet of TCD as at March 31, 2001 (the "Interim Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flow for the three (3) month period then ended.

     (b) The Financial Statements have been prepared by TCD in accordance with generally accepted accounting principles ("GAAP"). The Financial Statements have been compiled by Robert Patria, CPA and are true and correct in all material respects and fairly present the financial condition of TCD as of such dates and the results of operations and cash flows for such periods.

     (c) There is no liability or obligation of TCD except (i) those that are disclosed, reflected or reserved against in accordance with GAAP on the Financial Statements and (ii) such liabilities or obligations incurred since the date of the financial statements set forth in the immediately preceding clause
(i), in the ordinary course of business, consistent with past practice, and which, individually and in the aggregate, do not have a Material Adverse Effect.

     Section 3.9 Receivables. All accounts receivable of TCD have arisen, and as of the Effective Date will have arisen, from bona fide transactions in the ordinary course of the TCD's business consistent with past practice, net of reserves established in the ordinary course of the TCD's business consistent with past practice.

     Section 3.10 Inventory. As reflected on the Financial Statements, the inventories of TCD have been valued at the lower of cost (on the first-in, first-out method) or market in accordance with GAAP, consistently applied, and the value of obsolete materials and materials of below standard quality has been written down in accordance with GAAP, consistently applied. The inventories of TCD contain no material amount of items not saleable or usable within twelve
(12) months from the date thereof at normal profit margins consistent with historical sales practices. TCD is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

     Section 3.11 Taxes. For purposes hereof, "Tax" means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. ss.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto, (ii) "Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return, (iii) "Tax Proceeding" means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax Authority relating to any Tax for which TCD is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of TCD, and
(iv) "Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority:

     (a) TCD has elected to be taxed as an "S" corporation under the Code for all taxable periods of TCD. TCD timely filed its election to be an "S" corporation and at all times has satisfied all the requirements necessary to qualify as an "S" corporation

     (b) TCD has (i) duly and timely filed or caused to be filed with each relevant Tax Authority each Tax Return that is required to be filed by or on behalf of TCD or that includes or relates to TCD, its income, sales, assets or business, which Tax Return is true, correct and complete, (ii) duly and timely paid in full, caused to be paid in full, all Taxes due and payable on or prior to the Closing, or (iii) has properly accrued on the books and records of TCD in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which TCD otherwise is or may be liable;

     (c) TCD has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

     (d) TCD has complied in all respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402;

     (e) there is no lien for Taxes upon any asset or property of TCD (except for any statutory lien for any Tax not yet due);

     (f) TCD does not have, and is not expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, any liability arising under Treas. Reg. ss.1.1502-6), and TCD is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

     (g) all Taxes assessed or proposed to be assessed with respect to TCD's income, sales, assets or business, or for which TCD is or may be liable have been paid;

     (h) no Tax Proceeding has ever occurred or is pending, proposed, or threatened with respect to any Tax, the payment, collection or withholding of any Tax or any Tax Return filed by or on behalf of TCD;

     (i) the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which TCD is or may be liable or with respect to TCD's income, sales, assets or business has never been extended or waived;

     (j) TCD has never entered into any agreement with any Tax Authority (including, but not limited to, any Closing agreement within the meaning of Code
Section 7121 or any analogous provision of applicable law relating to any Tax for which TCD is or may be liable or with respect to TCD's income, sales, assets or business;

     (k) TCD is not a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code Sections 162, 280G or 404 or any similar provision of applicable law;

     (l) TCD is not a "consenting corporation" within the meaning of Code
Section 341(f) or any similar provision of applicable law and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by TCD;

     (m) TCD is not, nor has it been, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii);

     (n) TCD (i) has not adjusted or changed or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (ii) is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and
(iii) has neither deferred any income to a period after the Closing that has economically accrued or is otherwise attributable to a period prior to the Closing nor accelerated any deductions into a period ending on or before the Closing that will or may economically accrue after the Closing;

     (o) there is no power of attorney in effect relating to any Tax for which TCD is or may be liable or with respect to TCD's income, sales, assets or business; and

     (p) no jurisdiction where TCD does not file a Tax Return has asserted threatened to assert any claim that TCD is required to file a Tax Return for such jurisdiction.

     Section 3.12 Contracts. Schedule 3.12 sets forth a complete and accurate list of the following contracts and commitments to which TCD is a party or by which any of its properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $10,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from TCD of more than $10,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with thirty (30) days or less notice without premium or penalty;
(g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of TCD to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by TCD may be accelerated, upon a change in control of TCD. TCD has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Parent. As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of TCD or, to the knowledge of TCD, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the transactions contemplated by this Agreement.

     Section 3.13 Insurance. Schedule 3.13 contains a true, complete and correct list of all policies of fire, liability, production, completion bond, errors and omissions, fidelity bonds, workmen's compensation and other forms of insurance owned or held by TCD and true, complete and correct copies of all such policies have previously been delivered to Parent. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of TCD and the Shareholders, such policies (i) are sufficient for compliance with all material requirements of Law and of all agreements to which TCD is a party, (ii) are valid, outstanding and enforceable policies, (iii) provide insurance coverage for the assets and operations of TCD consistent with the coverage customarily maintained by similarly situated companies, (iv) will remain in full force and effect through the dates set forth in Schedule 3.13 without the payment of additional premiums and (v) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. During the last three years TCD has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     Section 3.14 Intellectual Property. Schedule 3.14 contains a complete and accurate list of all patents, invention disclosures, trademarks, trade dress, trade names and corporate names, domain names, trade secrets, uniform resource locators (URLs), keywords, logos, assumed names, copyrights, mask works, know-how; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the "Intellectual Property"), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by TCD or in which TCD has any rights. TCD is not obligated to pay any royalty or similar fee to any other party in connection with the TCD's use or license of any of the Intellectual Property. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the right, title and interest of TCD as of the Effective Time in and to the Intellectual Property. TCD has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation. Except as set forth on Schedule 3.14, to the knowledge of TCD, no third party is interfering with, infringing on or otherwise coming into conflict with the Intellectual Property. Except as set forth on Schedule 3.14, TCD has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of the Intellectual Property.

     Section 3.15 Personal Property. Except as set forth on Schedule 3.15, TCD has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens, except for statutory Liens arising in the usual and ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent.

     Section 3.16 Real Property.

     (a) TCD does not own and never has owned any Real Property in fee. "Real Property" means all interests in real property, including, without limitation, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

     (b) All oral or written lease, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which TCD leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases"), are legal, valid, binding and in full force and effect, and have not been assigned, modified, supplemented or amended. TCD leases all Real Property necessary to conduct its business. TCD has made available to Parent true and complete copies of all of the Leases, all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. No party to a Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder. To the knowledge of TCD, each owner of the Real Property has good and marketable title to the Real Property, free and clear of all Liens, except for those restrictions which do not impair the current use, occupancy, value or marketability of title, of the Real Property subject thereto.

     Section 3.17 Environmental Matters.

     (a) Except as set forth on Schedule 3.17, TCD is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. TCD has not been notified of any pending or threatened action, suit, proceeding or investigation and TCD is not aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by TCD with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of TCD's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of TCD to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on
Schedule 3.17, TCD has not caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

     (b) Except as set forth on Schedule 3.17, TCD has not received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that TCD is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

     (c) Except as set forth on Schedule 3.17, TCD has no liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

     (d) For purposes of this Agreement, the term "Environmental Laws" means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction, agreement or permit regulating, relating to, or imposing liability or standards of conduct concerning, human health or the environment, including the emission, discharge or release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise
relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2610 et seq.; and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks, the Virginia Waste Management Act, Va. Code 10.1-1400 through 10.1-1457 and the Virginia State Water Control Law, Va. Code Sec. 62.1-44.2 through 62.1-44.34:28.

     (e) For purposes of this Agreement, the term "Hazardous Substances " means any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any regulatory actions or claims. "Hazardous Substances" shall include, without limitation, asbestos, airborne asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paint and urea-formaldehyde.

     Section 3.18 Employee Benefits Matters. Neither TCD, the Shareholders, nor any other company or entity which together with TCD constitute a member of a "controlled group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA, and/or Sections 414(b), (c), (m) or (o) of the Code (hereinafter referred to collectively as the "Group")), has at any time adopted, maintained, or has any present or future obligation to contribute to or make payment under, any employee pension benefit, employee welfare benefit, pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance (including, without limitation, arrangements providing for benefits in the event of a change of ownership in whole or in part of TCD), disability, hospitalization, medical insurance, relocation, child care, educational assistance or other employee benefit plan as defined in Section 3(3) of ERISA or any program or other fringe benefit, or any employment, consulting, service or other contract of any kind whatsoever. No member of the Group is or has been within the last five years obligated to contribute to any employee pension benefit plan subject to Title IV of ERISA (other than a multi-employer plan). No member of the Group currently has or has had, within the immediately preceding six (6) years, any obligation to contribute to any multiemployer plan as defined in Section 4001(a)(3) of ERISA or any employee benefit plan subject to Sections 4063 or 4064 of ERISA. No member of the Group has completely or partially withdrawn from any multiemployer plan. TCD has no obligation to or on behalf of any retired or former employee with regard to any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in Section 3(1) of ERISA maintained by TCD, other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

     Section 3.19 Employment Matters. Schedule 3.19 sets forth (a) a true and correct list of the name and total annual compensation of each director, officer, employee, sales representative, consultant and agent of TCD, along with the date such person was hired or retained by TCD, (b) a description of the terms of services and benefits applicable to such parties, and (c) any payments or commitments (whether formal or informal) to pay any severance or termination pay to any such persons or to any other person. TCD is not a party to any agreement, contract or other understanding, whether oral or written, with any union or other labor organization or other representative of its employees. There is no pending, threatened or noticed litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group, or entity) relating to compliance with Title III of the Americans with Disabilities Act. TCD is in compliance in all respects with all applicable laws, policies, procedures and agreements, whether oral or written, relating to
(i) any employment, (ii) the terms and conditions of employment and (iii) the proper withholding and remission to the proper Governmental Entity of all sums required to be withheld from employees or persons deemed to be employees under applicable Tax laws respecting such withholding. TCD has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof.

     Section 3.20 Customers and Suppliers. Schedule 3.20 sets forth (i) a list of the sales of TCD for the fiscal year ended December 31, 2000 and a list of the sales of TCD for the month ended February 28, 2001, (ii) a list of the ten customers with the highest dollar volume of purchases from TCD during each of those periods indicating the approximate total sales to each of those customers, and (iii) a list of the ten largest suppliers of TCD during each of those periods. There has not been any adverse change in the business relationship of TCD with any such customer or supplier, and no Shareholder is aware of any threatened loss of any such customer or supplier.

     Section 3.21 Product Claims. No product liability claim is pending, or to the knowledge of the Shareholders threatened, against TCD or against any other party with respect to the products of TCD's business. Schedule 3.21 lists all service and product liability claims seeking damages in excess of $5,000 asserted against TCD (or in respect of which TCD received notice) with respect to the products of TCD's business or TCD during the last three (3) years. Claims not listed on Schedule 3.21 do not aggregate more than $10,000.

     Section 3.22 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been, and no event has occurred or circumstance has existed that may result in, a Material Adverse Effect.

     Section 3.23 Bank Accounts. Set forth in Schedule 3.23 is the name of each bank, safe deposit company or other financial institution in which TCD has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

     Section 3.24 Full Disclosure. No representation or warranty of the Shareholders or TCD contained in this Agreement, and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of the Shareholders or TCD to Parent or any of its representatives pursuant hereto (including the Schedules hereto), contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein, taken as a whole, not misleading.

     Section 3.25 Continuity of Business Enterprise. TCD operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation ss. 1.368-1(d).

     Section 3.26 Brokers and Finders. TCD has not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     Section 3.27 Independent Tax Counsel. TCD and the Shareholders have consulted with their own tax advisor regarding tax consequences associated with entering into this Agreement.

     Section 3.28 Investment Representations. TCD and each Shareholder hereby represent and warrant that it:

     (a) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D of the Securities Act;

     (b) has substantial experience in evaluating and investing in securities of companies similar to Parent so that it is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests;

     (c) understands that the acquisition of the Parent Shares hereunder is a speculative investment which involves a high degree of risk of loss of TCD's investment therein, is able to bear the economic risk of its investment in the Parent Shares for an indefinite period of time, including the risk of a complete loss of such investment in such securities and acknowledges that the Parent Shares have not been registered under the Securities Act and, therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

     (d) is acquiring the Parent Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause Parent to be in violation of, applicable Law, understands that the Parent Shares have not been, and will not be, registered under the Securities Act and are being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of TCD's representations as expressed herein; (e) has read and fully understands all of the public filings made by Parent as of the date hereof; and

     (f) has had the opportunity to obtain all information requested by it and has had the opportunity to meet with representatives of Parent and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby and the business and prospects of Parent, all of which questions have been answered and all of which requested information has been provided to the full satisfaction of TCD.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally, represent and warrant to the TCD and the Shareholders, as follows:

     Section 4.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its businesses as now conducted. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its businesses as now conducted.

     Section 4.2 Authorization of Parent. Subject to the receipt of any necessary approvals of any Governmental Entity, the execution and delivery by Parent and Merger Sub as of this Agreement and of each of the agreements, documents and instruments to be executed and delivered by it pursuant hereto, the performance by Parent and Merger Sub, as the case may be, of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of and Parent and Merger Sub have all necessary corporate power and authority with respect thereto. Subject to the receipt of any necessary approvals of any Governmental Entity, this Agreement is, and when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Parent and Merger Sub in connection with this Agreement will be, assuming the due authorization, execution and delivery of each such agreement by all of the other parties thereto, the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors, rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 No Violations. Neither the execution and delivery of this Agreement and the agreements, documents and instruments to be executed and delivered by Parent and Merger Sub in connection herewith, nor the consummation by Parent and Merger Sub, as the case may be, of the transactions contemplated hereby and thereby will: (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; (b) subject to compliance with the statutes and regulations referred to in
Section 4.4 hereof applicable to Parent and Merger Sub, violate or conflict with any Laws applicable to Parent or Merger Sub or by which any of their properties or assets may be bound; or (c) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or give rise to any right of termination, modification, cancellation or acceleration or result in the imposition of any Lien or the creation of any security interest, charge or encumbrance upon any of the assets of Parent or Merger Sub under any note, bond, mortgage, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent and Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b) and (c) such violations, conflicts, breaches and defaults which, in the aggregate, would not have a Material Adverse Effect.

     Section 4.4 Governmental Consents. No consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered by Parent or Merger Sub in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, except as may be required by the Securities and Exchange Commission (the "SEC").

     Section 4.5 Brokers and Finders. Neither Parent nor Merger Sub has employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     Section 4.6 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2000 (as such documents have been amended prior to the date hereof, the "Parent SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder. None of the Parent SEC Reports, as of the date on which such SEC Report was declared effective pursuant to the Securities Act or the date on which such SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The consolidated financial statements of Parent and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     Section 4.7 Parent Board Approval. The Board of Directors of Parent, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of Parent and Merger Sub and their respective shareholders, and (ii) to recommend that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger.

                                   ARTICLE V

                  COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

     Section 5.1 Conduct of Business of TCD Pending the Closing. From the date hereof through the Closing, unless Parent shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this Section 5.1, TCD and the Shareholders shall cause TCD to, conduct its operations and business in the usual and ordinary course of business and consistent with past practice and use its best efforts to preserve intact its goodwill, to keep available the services of its present officers and key employees, and to preserve the goodwill and business relationships with any clients, customers, brokers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of Parent, TCD shall not:

     (a) amend or modify its Certificate of Incorporation or Bylaws;

     (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, or any option with respect thereto;

     (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities) or any long term debt;

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities, except that for so long as TCD is qualified as an S Corporation under the Code, TCD may pay dividends in an amount equal to the federal, state and local income taxes payable by each Shareholder in respect of such Shareholder's taxable income attributable to TCD;

     (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except for additional indebtedness incurred under existing debt agreements or credit facilities, or new credit facilities, such additional indebtedness not to exceed $300,000;

     (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity;

     (g) mortgage or otherwise encumber or subject to any Lien, or sell, transfer or otherwise dispose of, any assets or properties that are material, individually or in the aggregate, to TCD, other than Liens incurred in the ordinary course of business consistent with past practice, and sales and dispositions in the ordinary course of business consistent with past practice;

     (h) except in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related benefit increases), TCD will not (i) hire or terminate any employee or consultant; (ii) increase in any manner the compensation of any of the officers or other employees of TCD; (iii) adopt, amend, terminate, or increase liability with respect to any employee benefit plan or commit to do so; (iv) enter into, or negotiate, any collective bargaining agreement with respect to employees of TCD, except as required by law, in which case TCD shall first notify Parent;

     (i) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes that would apply to TCD, Parent or the Surviving Corporation after the Merger), except as may be required by GAAP, consistently applied, or changes in any applicable law;

     (j) enter into, modify, amend, extend or terminate any agreement or agreements for goods, property rights or services with (i) any director or officer, or any Affiliate of any such Person, or (ii) any other Person which obligates TCD to pay in excess of $10,000 in any twelve (12) month period other than in the ordinary course of business consistent with past practice, with the exception of Dale E. Polk, Sr., who will be offered employment and compensation compensatory and reasonable with his position; provided, however, that TCD may offer employment to individuals consistent with past practice; (k) pay any bonuses to employees, consultants or third parties, other than (i) commissions to salespersons in the ordinary course of business and (ii) bonuses to employees who are not executive officers, in an amount not to exceed an aggregate of four percent (4%) of the Net Profits (as defined herein) of TCD during the prior twelve (12) month period. For purposes of this section, Net Profits shall mean estimated earnings after Taxes.

     (l) settle any audit or litigation or, except as required by law, amend in any respect any Tax Return, or

     (m) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 5.2 Investigation. Parent and Merger Sub may make or cause to be made such additional investigation of the business and properties of TCD and its financial and legal conditions as Parent or Merger Sub, as the case may be, deem reasonably necessary or advisable to further familiarize itself therewith in accordance with the procedures described in this Section 5.2. TCD shall, and the Shareholders shall cause TCD to, permit Parent or Merger Sub, as the case may be, and its accountants, counsel and other representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, customers, books and records of TCD relating to TCD's business (including such books and records as relate to any of its Taxes), for all periods prior to or as of the Closing Date. TCD shall, and the Shareholders shall cause TCD to, furnish Parent or Merger Sub, as the case may be, with such financial and operating data and other information with respect to TCD's business as Parent or Merger Sub, as the case may be, from time to time may reasonably request. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3 License Agreement. Concurrently with the execution and delivery hereof, TCD and Merger Sub are entering into that certain License Agreement dated as of the date hereof and in the form set forth on Exhibit 5.3 attached hereto (the "License Agreement"), pursuant to which, among other things, the Merger Sub will receive a worldwide exclusive license of certain technology owned by TCD (the "License").

     Section 5.4 Installation of Production Systems.

     (a) From the date hereof until the Closing, and from time to time, at the request of either Parent or Merger Sub, TCD shall install all equipment, machinery and systems (collectively, the "Equipment") reasonably necessary for the operation by Merger Sub of each production system (a "Production System") necessary for the manufacturing of products using the License.

     (b) For any Equipment installed by TCD during Fiscal Year 2001, Merger Sub shall compensate TCD for the time required to install such Equipment as follows:

          (i) fifty dollars ($50.00) per hour for the use of any machinist or millwright of TCD.

          (ii) seventy-five Dollars ($75.00) per hour for computer programming and integration of control systems.

It is acknowledged that the installation of such Equipment shall not exceed $150,000 for any one Production System in any fiscal year of Merger Sub.

     (c) For any Equipment installed by TCD subsequent to Fiscal Year, 2001, Merger Sub shall increase the hourly rates set forth in Section 5.4(b) above by the percentage increase, if any, in the "Consumer Price Index for all Urban Consumers - All Cities" published by the Bureau of Labor Statistics of the U. S. Department of Labor for each year just completed, measured for the entire twelve
(12) month period.

     (d) Merger Sub shall reimburse TCD for all reasonable travel expenses actually incurred by TCD in connection with the installation of the Equipment, provided, that TCD shall submit documentation reasonably satisfactory to Merger Sub detailing such expenses.

     Section 5.5 Employment Agreements. At the Closing, each of Polk Jr. and Donald Polk shall enter into three (3) year employment agreements (collectively, the "Employment Agreements") with the Surviving Corporation in the forms attached hereto as Exhibit 5.5(a) and Exhibit 5.5(b), respectively.

     Section 5.6 Warrant. Concurrently with the execution and delivery hereof, Parent has granted to TCD a two (2) year warrant to purchase up to One Million Five Hundred Thousand (1,500,000) Parent Shares at an exercise price of $0.70 per share, upon the terms and conditions set forth in the Warrant attached hereto as Exhibit 5.6.

     Section 5.7 Delivery of Disclosure Schedules. It is acknowledged by each party that the schedules required for the certain of the representations of TCD and the Shareholders (the "Disclosure Schedules") have not been provided as of the date hereof. TCD shall, and the Shareholders shall cause TCD to, provide true and complete Disclosure Schedules not later than sixty (60) days from the date hereof. If, in the sole and reasonable discretion of Parent, a Disclosure
Schedule is not satisfactory to it, Parent shall provide notice of same to TCD within thirty (30) days from the receipt of such Disclosure Schedule. TCD shall then have a thirty (30) day period within which to cure such unsatisfactory Disclosure Schedule in the sole and absolute discretion of Parent. If either (i) TCD does not provide the Disclosure Schedules in a timely manner or (ii) after the thirty (30) day period to cure an unsatisfactory Disclosure Schedule, the Disclosure Schedule remains unsatisfactory to Parent, in its sole and absolute discretion, then Parent shall have a right to terminate this Agreement in accordance with Section 8.1(b) hereof.

     Section 5.8 Commercially Reasonable Efforts; Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts (except as otherwise explicitly provided herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and contracts to consummate and make effective the transactions contemplated by this Agreement including, without limitation, providing information in accordance with the terms of this Agreement and using its commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with the transaction as expeditiously as possible). In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take all such reasonably necessary actions. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.9 No Public Announcement. Neither TCD or the Shareholders, on the one hand, nor Parent or Merger Sub, on the other hand, shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party or parties, as the case may be, except as such announcement may be required by Law, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party or parties, as the case may be, with reasonable time under the circumstances to comment on such announcement in advance of such announcement. Notwithstanding the foregoing, the parties hereto acknowledge that after the execution of this

Agreement, Parent will make a public disclosure of the transactions contemplated by this Agreement.

     Section 5.10 Notice of Developments. Prior to the Closing, TCD and/or the Shareholders shall promptly (and in any event within one (1) business day of its obtaining knowledge thereof) notify Parent or Merger Sub in writing of the occurrence (or non-occurrence) of any event or the existence of any circumstance of which TCD or the Shareholders have knowledge, the occurrence (or non-occurrence) or the existence of which would cause or would be likely to cause any representation or warranty contained in Article III hereof to be untrue or inaccurate in any material respect and of any failure of TCD or the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to such Closing; provided, however, that delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to Parent or Merger Sub.

     Section 5.11 Expenses. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 5.12 Tax Matters.

     (a) Each of Parent, Merger Sub and TCD acknowledges and agrees that (i) it intends the Merger to constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and (ii) to the extent permissible by law, each will report the Merger as such a reorganization in any and all federal, state and local Tax Returns filed by it. No party shall take any action either prior to or after the Closing Date that results in the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code.

     (b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for TCD for all periods ending on or prior to the date of Closing which are filed after the date of Closing. Parent shall permit the Shareholders' agent to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders' agent. The Shareholders shall reimburse Parent for Taxes of TCD with respect to such periods within fifteen (15) days after payment by Parent or Merger Sub to the extent such Taxes are not reflected in the reserve for Taxes shown on TCD's Financial Statements.

     (c) The Shareholders, TCD and Parent shall reasonably cooperate, and shall cause their respective representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of Tax Returns, the payment of Taxes and the resolution of Tax audits and Tax deficiencies with respect to all taxable periods. Parent recognizes that the Shareholders will need access, from time to time, after the Closing, to certain accounting and Tax records and information held by Parent that pertain to events occurring prior to the date of Closing. Parent therefore agrees to allow the Shareholders and their representatives, at times and dates reasonably acceptable to Parent, to inspect, review and make copies of such records as TCD and Parent deem necessary or appropriate, provided such activities are conducted during normal business hours on reasonable advance notice.

     (d) Parent and the Shareholders agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any tax authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

     (e) Parent and the Shareholders further agree, upon reasonable request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

                                   ARTICLE VI

                               REGISTRATION RIGHTS

     Section 6.1 Demand Registration. At any time after the Effective Date until the first anniversary thereof, upon the written request of both Shareholders that Parent effect the registration under the Securities Act of all or any part of the Parent Shares constituting the Merger Consideration (the "Registrable Securities"), Parent shall use its reasonable efforts to effect the registration under the Securities Act of the Registrable Securities that Parent has been so requested to register by the Shareholders for disposition in accordance with the intended method of disposition stated in such request. Parent shall file the registration statement requested pursuant to this Section 6.1 not later than ninety (90) days following such request, subject to Section 6.6 hereof, and shall use its reasonable efforts to have such registration statement declared effective as soon as possible after the filing thereof. The Shareholders shall be entitled to demand one registration pursuant to this Section 6.1. A registration shall not count as a registration pursuant to this Section 6.1 unless the selling holders of the Registrable Securities are able to register and sell at least fifty percent (50%) of the Registrable Securities requested to be included in such registration pursuant to this Section 6.1.

     Section 6.2 Registration Statement Form. Registration under this Article VI shall be on such appropriate registration form of the SEC (i) as shall be selected by Parent and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method of disposition.

     Section 6.3 Expenses. Parent shall pay all expenses in connection with any registration requested pursuant to this Article VI including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all fees and expenses of listing the Registrable Securities being registered on any securities exchange, the fees and disbursements of counsel for Parent, the reasonable fees and disbursements of one counsel retained by the Shareholders pursuant to such registration statement and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

     Section 6.4 Effective Registration Statement. A registration requested pursuant to this Article VI shall not be deemed to have been effected and shall not be considered the demand registration which may be requested pursuant to
Section 6.1, unless (a) a registration statement with respect thereto has become effective and (b) such registration statement has remained effective for a six
(6) month period.

     Section 6.5 Information. Each Shareholder shall furnish to Parent, at Parent's request, such true, correct and complete information regarding such Shareholder and the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing in order to comply with the Securities Act. Each Shareholder agrees to notify Parent as promptly as practicable of any inaccuracy or change in information previously furnished by such Shareholder to Parent or of the happening of any event as a result of which any prospectus relating to such registration contains an untrue statement of a material fact regarding such Shareholder or the distribution of such Registrable Securities or omits to state any material fact regarding such Shareholder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and to promptly furnish to Parent any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Shareholder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.6 Limitations. The obligations of Parent to use its reasonable efforts to cause the Registrable Securities to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications:

     (a) Parent shall be entitled to postpone the filing or effectiveness of any registration statement otherwise required to be prepared and filed by it pursuant to this Article VI for ninety (90) consecutive days, if Parent determines, in the reasonable judgment of the Board of Directors of Parent, that such registration and offering, or such offers and sales, would (i) interfere with any financing, acquisition, corporate reorganization or other material transaction involving Parent or any of its affiliates (ii) require Parent to disclose material non-public information or (iii) otherwise not be in the best interests of Parent, provided, however, that the Company may not postpone or suspend its obligation under this Section 6.6(a) for more than 180 days in the aggregate during any twelve (12) month period. Parent shall promptly give the Shareholders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay. If Parent shall so postpone the filing of a registration statement, the Shareholders shall have the right to withdraw the request for registration by giving written notice to Parent within thirty (30) days (or within the period of postponement if such period is less than thirty (30) days) after receipt of the notice of postponement in the event of such withdrawal, such request shall not be deemed a request for registration pursuant to Section
6.1 hereof.

     (b) No Shareholder may participate in any underwritten offering hereunder unless such Shareholder (i) agrees to sell such Shareholder's Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

                                  ARTICLE VII

                           CONDITIONS TO THE CLOSINGS

     Section 7.1 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing is subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Closing Date, of the following conditions:

     (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Closing;

     (b) There shall not be any suit, action, investigation, inquiry or other proceeding instituted or pending by or before any Governmental Entity, or instituted or pending by any non-governmental third party, which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement;

     (c) All consents and approvals legally required from any Governmental Entity or Person for the consummation of the Closing and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date applicable to the Closing, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect;

     (d) The representations and warranties of TCD and the Shareholders contained in this Agreement shall be true and correct at the date of this Agreement (except for those representations which are subject to a Disclosure Schedule, in which case, such representations shall be true and correct as of the date such Disclosure Schedules are delivered to Parent) and as of each Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time;

     (e) TCD and the Shareholders jointly and severally shall have duly performed and complied in all respects with each covenant, agreement and condition required by this Agreement to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

     (f) TCD shall have obtained the consent or approval of each individual or entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any contract, agreement, or other instrument, either written or oral, to which TCD or the Shareholders is a party or by which its assets or properties may be bound or affected;

     (g) All Permits and Intellectual Property required or necessary in connection with the operation of TCD's business will have been transferred to or obtained by Merger Sub;

     (h) Each of Dale Polk Jr. and Donald Polk shall have entered into their respective Employment Agreements with the Surviving Corporation.

     (i) TCD shall have entered into the License Agreement.

     (j) Since the date of the Interim Balance Sheet, there shall have been no developments, circumstances or events that have had or could reasonably be expected to have, individually or in the aggregate, in the reasonable discretion of Parent, a Material Adverse Effect on TCD;

     (k) Parent and Merger Sub shall have received such other documents, instruments and certificates as are required to be delivered by the Shareholders pursuant to this Agreement or as Parent shall reasonably request from the Shareholders; and

     (l) Parent and Merger Sub being satisfied in its sole and absolute discretion with the results of its "due diligence" investigation (pursuant to Section 5.2 hereof).

     Section 7.2 Conditions to the Obligation of TCD and the Shareholders. The obligation of TCD and the Shareholders to effect the Closing is further subject to the satisfaction (or waiver by TCD and the Shareholders) at or prior to the Closing Date of the following conditions:

     (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time;

     (b) Parent and Merger Sub shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

     (c) The Surviving Corporation shall have entered into the Employment Agreements;

     (d) Merger Sub shall have entered into the License Agreement; and

     (e) TCD shall have received such other documents, instruments and certificates as are required to be delivered by Parent and Merger Sub pursuant to this Agreement.

                                  ARTICLE VIII

                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date:

     (a) by any party to this Agreement:

          (i) if, (A) at no time during the thirty (30) month period since the date hereof, shall the Market Price of the Parent Shares be at least $5.00 per share and (B) Parent shall not exercise the Parent Option during the Option Election Period;

          (ii) if the Closing has not taken place on or before the Peg Date for any other reason than as set forth in clause (a) above; provided that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     (b) by Parent or Merger Sub:

          (i) upon a breach of any representation, warranty, covenant (including, without limitation, Section 5.7) or other agreement on the part of TCD or the Shareholders set forth in this Agreement, or

          (ii) if any representation or warranty of TCD or the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 7.1(d) hereof or Section 7.1(e) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;

     (c) by TCD and the Shareholders:

          (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or

          (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in
     Section 7.2(a) hereof or Section 7.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;

     (d) by Parent or Merger Sub, on the one hand, or TCD and the Shareholders, on the other hand, upon notice given to the other if any court or Governmental Entity of competent jurisdiction will have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

     (e) by the mutual written consent of Parent and Merger Sub, on the one hand, and TCD and the Shareholders, on the other hand;

     Section 8.2 Effect of Termination.

     (a) In the event of the termination of this Agreement as provided in
Section 8.1(a), TCD hereby grants to Parent and Merger Sub an irrevocable option and right to require TCD to enter into, within thirty (30) days from the date of such termination, a new license agreement (the "New License Agreement"), effective as of the date of such termination and substantially on the same terms and subject to the same conditions set forth in the License Agreement, except that (i) the term under the New License Agreement shall be ninety-nine (99) years with an option to renew for an additional ninety-nine (99) year period at Merger Sub's option, except that any rights granted or emanating from the Patent Application (as defined in the License Agreement) or any extensions, renewals, continuations in part or divisionals thereof, shall terminate on the expiration of the last U.S. Patent rights granted to the Patent Application or any extensions, renewals, continuations in part or divisionals thereof. As consideration for entering into the New License Agreement and if TCD enters into a stockholders' agreement with Parent containing at least the terms and conditions set forth on
Exhibit 8.2(a) (unless otherwise mutually agreed to by TCD and Parent), TCD shall receive a fifty (50%) equity interest in Merger Sub.

     (b) In the event of the termination of this Agreement as provided in
Section 8.1 hereof:

          (i) TCD shall have the right to purchase any and all Equipment installed pursuant to Section 5.6 hereof for a purchase price of two hundred thousand dollars ($200,000) per Production System; and

          (ii) all of the obligations and liabilities of the parties under this Agreement shall terminate; provided, however, that (A) nothing in this
     Section 8.2 shall relieve any party from any liability for any breach of this Agreement and (B) the obligations of the parties to this Agreement under Section 5.8 hereof shall survive any such termination.

                                   ARTICLE IX

                                 INDEMNIFICATION

     Section 9.1 Survival. Notwithstanding any investigation made by each of the parties hereto: (i) all representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.17, 3.18, 3.21, 4.1 and 4.2 shall survive the Closing and continue in full force and effect thereafter (subject to applicable statutes of limitation) and (ii) all other representations and warranties of each of the parties in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter.

     Section 9.2 Indemnification by TCD and the Shareholders. The Shareholders (and, if the transactions contemplated herein are not consummated, TCD), jointly and severally, shall indemnify, defend and hold harmless Parent and Merger Sub, each of their successive successors and assigns and their directors, officers, agents, representatives and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all liability, loss, damage, claim, charge, action, suit, proceeding, investigation, deficiency, Tax, interest, penalty, reasonable cost and reasonable expense (including, without limitation, reasonable attorney's fees) (a "Loss") imposed on, incurred or suffered by or asserted against any Purchaser Indemnified Party, to the extent such Loss results from or arises out of: (a) any breach of any representation or warranty of TCD or the Shareholders contained in this Agreement, except for representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.17,
3.18 and 3.21, (b) any breach of any representation or warranty of TCD or the Shareholders contained in Sections 3.1, 3.2, 3.3, 3.11, 3.17, 3.18 and 3.21 (c) any breach of any covenant of TCD or the Shareholders set forth in this Agreement including, without limitation Articles V and VI and (d) the ownership or operation of TCD or its business prior to the Closing Date; provided, however, that (i) neither the Shareholders nor TCD shall have any liability for indemnification with respect to the matters arising under clause (a) of this
Section 9.2, until the aggregate of all such Losses exceeds $50,000 and (ii) neither the Shareholders nor TCD shall have any liability for indemnification with respect to the matters arising under clause (a) of this Section 9.2, to the extent the aggregate of all such Losses exceeds $1,500,000.

     Section 9.3 Indemnification by Parent and Merger Sub. Parent and Merger Sub shall jointly and severally indemnify, defend and hold harmless the Shareholders (and, if the transaction contemplated herein is not consummated, TCD and its directors, officers, agents, representatives and employees) and his successive successors and permitted assigns (collectively, the "Seller Indemnified Parties" and, together with the Purchaser Indemnified Parties, collectively referred to as the "Indemnified Parties") from and against any and all Losses imposed on, incurred or suffered by or asserted against any Seller Indemnified Party, directly or indirectly, to the extent resulting from, arising out of, or incurred with respect to (a) any breach of any representation or warranty of Parent and Merger Sub contained in this Agreement, except for Sections 4.1 and 4.2, (b) any breach of any representation or warranty of Parent and Merger Sub contained in Sections 4.1 and 4.2 and (c) any breach of any covenant of Parent or Merger Sub set forth in this Agreement; provided, however, neither Parent nor Merger Sub shall have any liability for indemnification with respect to the matters arising under clause (a) of this Section 9.3, to the extent the aggregate of all such Losses exceeds $200,000.

     Section 9.4 Indemnification Procedures.

     (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver to the party against whom indemnification is sought in accordance with Section 9.2 or 9.3, as the case may be (an "Indemnifying Party"), notice of its claim for indemnification with reasonable promptness after determining to make such claim. The failure by any Indemnified Party to so notify the Indemnifying Party, as the case may be, shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as provided in Section 10.4.

     (b) If any claim for indemnification under Section 9.2 or 9.3 involves the claim of any third party against an Indemnified Party (a "Third-Party Claim"), the Indemnifying Party shall, upon notice as provided above, assume control over the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its assumption of the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (but the Indemnified Party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnified Party as a result of any settlement or compromise thereof that is effected by the Indemnified Party (without the written consent of the indemnifying party).

     (c) Anything in Section 9.4 notwithstanding, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to such Third-Party Claim and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Third-Party Claim, then the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Indemnifying Party shall be relieved of its obligation to assume the defense on behalf of the Indemnified Party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorney's fees and disbursements, incurred by the Indemnified Party in such defense.

     (d) If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnified Party shall cooperate fully with the Indemnifying Party and shall appear and give testimony, produce documents and other tangible evidence, allow the Indemnifying Party reasonable access to the books and records of the Indemnified Party and otherwise provide reasonable assistance to the Indemnifying Party in conducting such defense. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third-Party Claim. Provided that proper notice is duly given, if the Indemnifying Party shall fail promptly and diligently to assume the defense thereof, then the Indemnified Party may respond to, contest and defend against such Third-Party Claim (but the Indemnifying Party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the Indemnifying Party the entire cost and expense thereof including, without limitation, reasonable attorney's fees and disbursements and all amounts paid or foregone as a result of such Third-Party Claim, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

     (e) Notwithstanding the foregoing provisions of this Section 9.4, in circumstances where Section 9.4(c) does not apply and the Indemnifying Party has diligently assumed the defense of the Third-Party Claim, the Indemnified Party shall nonetheless have the right at its own cost and expense to take over and assume the control (as to itself) of the defense or settlement of the Third-Party Claim. The Indemnifying Party shall not be liable under this Article IX for any settlement or compromise effected without its consent.

     (f) The amount of any Loss for which indemnification is provided hereunder shall be reduced pro tanto by any amount recovered by an Indemnified Party (whether by payment, discount or otherwise) from any third party, including without limitation under any insurance policy. If such recovery occurs subsequent to any payment by the Indemnifying Party pursuant to this Section 9.4, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such recovery up to the amount paid by the Indemnifying Party with respect to such claim.

     Section 9.5 Exclusive Remedy. Each of the parties hereto acknowledges that indemnification pursuant to this Article IX shall be the exclusive remedy of any Indemnified Party with respect to a Third-Party Claim relating to any breach of a representation or warranty under this Agreement, provided that (a) nothing herein shall be deemed to limit or restrict any party's rights or remedies based upon, or arising out of or otherwise in respect of, fraud and (b) nothing herein shall be deemed to limit or restrict any party's rights or remedies prior to the Closing Date, including rights or remedies based upon equitable principles (including specific performance and injunctive relief) and, in that connection, each party against whom such equitable remedies are being sought agrees that money damages would not be a sufficient remedy in any such instance and that the party seeking such relief shall be entitled, without the necessity of actual monetary loss being proved or the posting of a bond, to such equitable relief.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     Section 10.2 Entire Agreement. This Agreement (together with the schedules, exhibits and other agreements, documents and instruments delivered pursuant hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, among the parties or any of them with respect to the subject matter hereof.

     Section 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at their respective addresses set forth herein or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided, however, that any notice to Parent and TCD shall not be deemed given until a copy of such notice is delivered to: Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York 10174 (Attention: James Alterbaum, Esq.), Telecopy No.(212) 704-6488.

     Section 10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware without regard to choice or conflict of laws principles. Each party to this Agreement shall have the right to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a court of the United States located in the State of Delaware or a Delaware state court. It is further agreed that any breaching or defaulting party hereunder shall pay to the other parties hereto such out of pocket costs and expenses, including legal and accounting fees, as are reasonably incurred in pursuit of such parties' remedies hereunder.

     Section 10.5 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.6 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign or delegate either this Agreement or any of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent in which event Parent will remain liable hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     Section 10.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any individual or entity other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.8 Legal Representation. The parties acknowledge and agree that
(i) they have participated in the negotiation of this Agreement and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any arbitrator, court or government or judicial authority by reason of such parties having been deemed to have structured or drafted such provisions; (ii) the parties at all times have had access to and utilized attorneys in the negotiation, preparation and execution of this Agreement; and
(iii) the parties and their attorneys have had an opportunity to review and analyze this Agreement for sufficient period of time prior to execution and delivery hereof.

     Section 10.9 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     Section 10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has signed this Agreement or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                   ENVIROKARE COMPOSITE CORP.
                                   Address: 2255 W. Glades Road, Suite 112E
                                            Boca Raton, Florida 33431

                                   By: /s/ Gerald Breslauer
                                      ------------------------------------------
                                       Name:  Gerald Breslauer
                                       Title: Vice President

                                   THERMOPLASTIC COMPOSITE DESIGNS, INC.
                                   Address: 7400 State Road, #46
                                            Mims, Florida 32754

                                   By: /s/ Dale Polk, Jr.
                                      ------------------------------------------
                                       Name:  Dale Polk, Jr.
                                       Title: Vice President


                                   ENVIROKARE TECH, INC.
                                   Address: 2255 W. Glades Road, Suite 112E
                                            Boca Raton, Florida 33431

                                   By: /s/ Gerald Breslauer
                                      ------------------------------------------
                                       Name:  Gerald Breslauer
                                       Title: Vice President

                                   /s/ Dale Polk, Sr.
                                   ---------------------------------------------
                                   DALE POLK, SR.
                                   Address: c/o Thermoplastic Composite
                                            Designs, Inc.
                                            7400 State Road, #46
                                            Mims, Florida 32754


                                   /s/ Dale Polk, Jr.
                                   ---------------------------------------------
                                   DALE POLK, JR.
                                   Address: 7483 Windover Way
                                            Titusville, Florida